Exhibit 99.1

Landec Corporation Reports Second Quarter and First Half Fiscal Year 2010 Results

Value-Added Fresh-Cut Vegetable Revenues Increased 12% in the Second Quarter

MENLO PARK, Calif.--(BUSINESS WIRE)--January 5, 2010--Landec Corporation (Nasdaq:LNDC), today reported results for the second quarter and first half of fiscal year 2010. For the second quarter of fiscal year 2010, revenues increased 5% to $60.9 million versus revenues of $58.0 million in the second quarter of fiscal year 2009. The Company reported net income for both the second quarter of fiscal years 2010 and 2009 of $1.5 million or $0.06 per diluted share.

“We increased revenues and matched net income during the second quarter of fiscal year 2010 compared to the second quarter of fiscal year 2009,” stated Gary Steele, Chairman and CEO of Landec. “Importantly, value-added fresh-cut vegetable revenues for Apio, Inc., Landec’s food subsidiary, which accounts for 68% of Landec’s second quarter revenues, increased $4.4 million, or 12%, during this year’s second quarter compared to last year’s second quarter. Also during our second quarter we modified our licensing agreement with Monsanto Company. The modified agreement is mutually beneficial and allows Monsanto to focus on specific seed treatment applications for Landec’s Intellicoat® technology which are strategically important to Monsanto while giving us the flexibility to pursue on our own, or with other partners, applications of our Intellicoat polymer technology in seed coatings outside of the exclusive field licensed to Monsanto.”

The increase in revenues for the second quarter of fiscal year 2010 was due to a $4.4 million increase in revenues from Apio’s value-added fresh-cut vegetable business primarily due to an increase in market share. This increase in revenues was partially offset by a $1.3 million or 7% decrease in revenues from Apio’s commission trading business due to decreased export sales primarily due to a shortage of export fruit produce.

For the second quarter of fiscal year 2010, Landec’s net income was virtually unchanged from net income for the second quarter of fiscal year 2009 at $1.5 million. There were several offsetting reasons resulting in flat net income. Items increasing net income included: (1) a $166,000 increase in gross profit in Apio’s value-added fresh-cut vegetable business primarily due to gross profit on increased revenues which was partially offset by increased raw material costs for produce, (2) a $192,000 decrease in operating costs, and (3) a $168,000 decrease in our income tax expense. These increases in net income were offset by (1) a $118,000 decrease in gross profit for Apio Packaging due to the contractual decrease in Chiquita minimums and a decrease in R&D funding from Apio’s R&D agreement with the U.S. Military which was completed at the end of the second fiscal quarter of 2009, (2) a $179,000 decrease in gross profit in the Technology Licensing business primarily due to the completion of the Air Products licensing payments during the third quarter of fiscal year 2009, and (3) a $189,000 decrease in interest income due to lower yields on investments compared to the yields from investments in the same period last year.

Mr. Steele added, “Notably for the six months ended November 29, 2009 compared to the same period a year ago, Apio unit volume sales in the fresh-cut vegetable category increased 14% while, according to syndicated market data, the overall industry unit volume sales in the fresh-cut vegetable category increased 2% during the six months ended November 29, 2009 compared to the same period a year ago. For the month of November 2009 compared to November 2008, the industry unit volume sales in the fresh-cut vegetable category grew 8%. As a result, we believe that industry unit volume sales in the fresh-cut vegetable category will continue to grow during the second half of fiscal year 2010 assuming the economy continues to improve and consumers continue to return to buying fresh, nutritious and conveniently packaged produce products.”

Revenues for the first six months of fiscal year 2010 decreased $7.9 million to $121.9 million compared to revenues of $129.8 million for the same period a year ago. Net income for the first six months decreased to $3.7 million or $0.14 per diluted share compared to net income of $4.3 million or $0.16 per diluted share for the same period last year.

The decrease in revenues during the first six months of fiscal year 2010 compared to the first six months of fiscal year 2009 was partially due to there being one extra week in the first quarter of fiscal year 2009 resulting in 27 weeks in the first six months of last year compared to 26 weeks in the first six months of this year. The extra week last year resulted in approximately $5.0 million of additional revenues in the first half of fiscal year 2009 compared to this year’s first half. For Apio’s trading business, in addition to having one less week of revenues during the first six months of this year, revenues decreased an additional $8.0 million due to $2.7 million of decreased sales in the domestic buy/sell business as a result of the Company’s decision to exit virtually all of this business and from a $5.3 million decrease in export sales primarily due to a shortage of export fruit produce. These decreases in revenues were partially offset by the $2.7 million increase in revenues from Apio’s value-added fresh-cut vegetable business. However, if you exclude the extra week during the first six months of fiscal year 2009, the increase in value-added fresh-cut vegetable revenues for the first six months of fiscal year 2010 would have been $5.8 million.

Net income for the first six months of fiscal year 2010 decreased $619,000 compared to the first six months of last year, primarily due to four reasons: (1) an approximate $600,000 decrease in gross profit due to one less week in the first half of fiscal year 2010 compared to the first half of last year, (2) a $305,000 decrease in gross profit for Apio Packaging due to the contractual decrease in Chiquita minimums and a decrease in R&D funding from Apio’s R&D agreement with the U.S. Military which was completed at the end of the second fiscal quarter of 2009, (3) a $436,000 decrease in gross profit in the Technology Licensing business primarily due to the completion of the Air Products licensing payments during the third quarter of fiscal year 2009, and (4) a $258,000 decrease in interest income due to lower yields on investments compared to the yields from investments in the same period last year. These decreases were partially offset by a $798,000 reduction in our income tax expense due primarily to lower pre-tax income and by $248,000 in lower operating expenses. For the first six months of fiscal year 2010, cash flow from operations increased nearly 30% to $4.2 million compared to the first six months of fiscal year 2009.

Landec Second Quarter 2010 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, January 6, 2010 during which senior management of Landec will present an overview of results for the first half and second quarter of fiscal year 2010. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 837-9787 or (703) 639-1424 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, January 13, 2010 by calling (888) 266-2081 or (703) 925-2533, code #1420830.

Landec Corporation is a materials science company that designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer® polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company's new products in the market place, the severity of the current economic slowdown, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, new product introductions, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 31, 2009 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

LANDEC CORPORATION CONSOLIDATED CONDENSED BALANCE SHEETS (In thousands)

	November 29, 2009	May 31, 2009
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$68,073	$65,957
Accounts receivable, net	17,048	15,903
Inventories, net	6,782	5,829
Notes and advances receivable	1,216	186
Deferred taxes	2,161	2,161
Prepaid expenses and other current assets	934	1,298
Total Current Assets	96,214	91,334

Property and equipment, net	24,361	22,743
Intangible assets, net	35,589	35,589
Other assets	4,231	3,832
Total Assets	$160,395	$153,498

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$15,809	$12,729
Income taxes payable	187	107
Accrued compensation	1,060	1,112
Other accrued liabilities	2,285	1,805
Deferred revenue	2,010	3,430
Total Current Liabilities	21,351	19,183

Deferred revenue	2,000	3,000
Deferred taxes	4,593	4,119

Stockholders' Equity
Common stock	26	26
Additional paid-in capital	117,875	116,158
Accumulated other comprehensive income	92	—
Retained earnings	12,940	9,222
Total Stockholders' Equity	130,933	125,406
Noncontrolling interest	1,518	1,790
Total Equity	132,451	127,196
Total Liabilities and Stockholders’ Equity	$160,395	$153,498

LANDEC CORPORATION CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (In thousands, except per-share data) (unaudited)

	Three Months Ended		Six Months Ended
	November 29,	November 30,	November 29,	November 30,
	2009	2008	2009	2008
Revenues:
Product sales	$58,490	$55,267	$116,882	$124,128
Services revenues	914	998	2,080	2,156
License fees	1,350	1,550	2,700	3,100
Research, development, and royalty revenues	179	223	213	406
Total revenues	60,933	58,038	121,875	129,790

Cost of revenue:
Cost of product sales	52,764	49,644	103,935	110,382
Cost of services revenues	752	837	1,653	1,728
Total cost of revenue	53,516	50,481	105,588	112,110

Gross profit	7,417	7,557	16,287	17,680

Operating costs and expenses:
Research and development	942	867	1,881	1,756
Selling, general and administrative	4,182	4,449	8,752	9,125
Total operating costs and expenses	5,124	5,316	10,633	10,881
Operating income	2,293	2,241	5,654	6,799

Interest income	266	455	554	812
Interest expense	(4)	(3)	(5)	(4)
Net income before taxes	2,555	2,693	6,203	7,607
Income taxes	(895)	(1,063)	(2,176)	(2,974)
Consolidated net income	1,660	1,630	4,027	4,633
Noncontrolling interest	(126)	(132)	(309)	(296)
Net income applicable to Common Stockholders	$1,534	$1,498	$3,718	$4,337

Diluted net income per share	$0.06	$0.06	$0.14	$0.16

Shares used in diluted per share computations	26,676	26,814	26,670	26,806

LANDEC CORPORATION
SECOND QUARTER ENDED NOVEMBER 29, 2009
QUESTIONS AND ANSWERS

1) Based on your results for the first six months of fiscal year 2010, are you going to change your guidance for the year?

Our initial guidance was that both revenues and net income are projected to be flat to slightly higher in fiscal year 2010 compared to fiscal year 2009.

We still expect net income to be flat to slightly higher. However, at this point in time, we now expect revenues to be flat to slightly lower, primarily because of the significant unexpected $5.3 million decrease in revenues from Apio’s lower margin trading business in the first six months of fiscal year 2010 due to shortages of export fruit produce.

Both our original and current guidance include growth in revenues and net income to replace several significant non-recurring sources of revenues and income that were recorded in fiscal year 2009.

The approximate revenues and pre-tax income from the non-recurring items in fiscal year 2009 were as follows (in thousands):

	Non-recurring Items in Fiscal Year 2009
	Revenues	Pre-tax Income
Extra week in fiscal year 2009	$5,000	$600
Contractual reduction of Chiquita minimums	700	700
Completion of Air Products license fees in 2009	600	600
Contractual reduction of Air Products minimums	500	500
Planned reduction in Apio domestic buy/sell business	4,000	100
Total Non-Recurring Revenues and Income	$10,800	$2,500

Despite the lower than expected export revenues during the first half of fiscal year 2010 and even with the challenge of replacing the non-recurring revenues and income in fiscal year 2009, we believe we can achieve flat to slightly lower revenues and flat to slightly higher net income based on the following:

a) We expect the fresh-cut vegetable category to continue to grow through the remainder of fiscal year 2010 and we expect to exceed the category growth during the second half of fiscal year 2010 by continuing to gain market share.

b) We expect export revenues to meet our plan during the second half of fiscal year 2010.

c) Despite approximately 20% planned increases in R&D and business development expenses, we expect overall operating expenses to be approximately 5% lower in the second half of fiscal year 2010 compared to the second half last year.

d) We expect that our effective income tax rate for all of fiscal year 2010 will be 37% compared to 42% in fiscal year 2009.

In addition, cash flow from operations is projected to be flat to slightly higher in fiscal year 2010 compared to fiscal year 2009. Capital expenditures are projected to increase by 30% to 40% in fiscal year 2010 compared to fiscal year 2009 due to a 40,000 square foot expansion of Apio’s value-added fresh-cut vegetable processing plant to meet projected increases in market share, as well as investments in equipment and productivity enhancing initiatives.

2) Can you remind us of the growth opportunities and challenges Landec will likely face over the next 24 months?

Landec’s growth opportunities

a) Increase Apio’s value-added fresh-cut vegetable revenues from customer expansion and new product introductions while managing gross margin pressures.

b) Increase the sales of our BreatheWay® packaging by continuing to work closely with Chiquita on bananas, avocados and mangos, and by commercializing new uses of Apio’s BreatheWay packaging technology with Chiquita and other partners such as Breakthrough Solutions LLC in South America.

c) Continue to work closely with Air Products to expand the use of our Intelimer polymer technology in the personal care and thermoset catalyst fields.

d) Advance our Intelimer polymer technology program with Monsanto focused on specific applications of seed treatments and identify new ag seed partners for applications outside of Monsanto’s exclusive field.

e) Acquire and/or invest in at least one company that has technology and products that are synergistic with our Intelimer polymer technology and/or channels of distribution.

f) Continue to explore further licensing and partnering collaborative agreements for our Intelimer polymer technology.

g) Continue to advance our collaboration with Monsanto’s Seminis Vegetable Seed business with the goal of identifying initial product targets, performing additional field trials and planning for the initial commercial launch beginning in mid-fiscal year 2011.

Landec’s challenges and risks

a) Raw material costs for produce are expected to be higher in fiscal year 2010 compared to fiscal year 2009 primarily due to increased land costs associated with farming in California.

b) Continued market share growth in our value-added fresh-cut vegetable business is challenging as we are the market share leader.

c) Due to the current economic environment licensing deals are more difficult to identify and those that look promising take much longer to complete.

3) Were there any new developments during the second quarter in your collaboration with Chiquita?

The Chiquita-To-Go program, which is the program where Chiquita® bananas in our BreatheWay packaging are sold to coffee chains, convenience stores and mini-mart gas stations, continues to expand in North America. In addition, the Chiquita-To-Go program has now been launched in five European countries, up from three countries reported last quarter.

In the avocado program with Chiquita, Chiquita is selling avocados packaged in our customized BreatheWay packaging technology to food service customers and more recently to retail grocery chains. Chiquita plans to rapidly roll out the avocado program in 2010.

In the Quick Serve Restaurant area (QSR), Chiquita is in discussions with potential QSR customers for the sale of Chiquita bananas delivered in our BreatheWay packaging.

4) What is happening in the Monsanto licensing program?

We recently modified our License, Supply and R&D Agreement (“Modified Agreement”) with Monsanto. Under the terms of the Modified Agreement, Monsanto will continue to have an exclusive license to use Landec’s Intellicoat polymer technology for specific seed treatment applications. Over the remaining two-year term of the Modified Agreement, Monsanto will investigate uses of Landec’s Intellicoat technology in a variety of seed categories in the field exclusively licensed to Monsanto. Work on investigating uses for our Intellicoat technology in the new exclusive field has already begun.

As a result of the Modified Agreement, Landec now has the flexibility to pursue on its own, or with other partners, applications of its Intellicoat polymer technology in seed coatings outside of the exclusive field licensed to Monsanto.

Along with regaining the use of the Intellicoat technology outside of the specific applications licensed to Monsanto under the Modified Agreement, Landec will assume responsibility for Landec Ag’s operating expenses and will realize all the revenues and profits from the sales of existing and new Intellicoat seed coating products. We do not expect this modification to have any impact on our financial results for all of fiscal year 2010. However, Landec Ag will recognize a loss during our third fiscal quarter of 2010 with an estimated offsetting profit during our fourth fiscal quarter of 2010.

The Modified Agreement will also continue to provide for a fee to be payable to Landec of $4 million if Monsanto elects to terminate the agreement or $10 million if Monsanto elects to purchase the rights to the exclusive field. If Monsanto does not exercise its purchase option by December 1, 2011, Landec will receive the termination fee and all rights to the Intellicoat seed coating technology licensed to Monsanto will revert back to Landec. If Monsanto exercises its purchase option, Landec and Monsanto will enter into a new long-term supply agreement in which Landec would be the exclusive supplier of Intellicoat polymer materials to Monsanto.

5) What is happening with Aesthetic Sciences?

As a reminder, Aesthetic Sciences (“AS”) is a start up company that was founded in late 2005. AS licensed Landec’s Intelimer polymer technology for use in specific medical device applications. As part of the technology license agreement, Landec received an equity interest in AS valued and recorded at $1.8 million. While investigating potential uses for our Intelimer polymers, AS developed a new delivery device called the Smartfil™ Injection System. AS has recently received an approval from the FDA and the European Union to make and sell its Smartfil Injection System in the U.S and Europe. The management of AS is looking to license or sell the rights to its Smartfil Injection System and is currently in discussions with third parties. We are currently uncertain about the timing or likelihood of a license arrangement or a sale. If a license or a sale is not consummated, or the value derived is less than currently anticipated, Landec would have a non-cash write down of most, if not all, of its $1.8 million non-cash investment in AS. If there is a write down or write off of our investment in AS it would most likely occur during the second half of fiscal year 2010.

6) How is the M&A search progressing?

As previously disclosed, our search for opportunities outside of the food industry involves the hiring of an outside M&A advisor to assist us in identifying potential targets based on the target having technology and/or commercial products that are synergistic with our Intelimer polymer technology. The M&A advisor has been working very closely with our newly hired V.P. of Business Development which has resulted in our current focus on a few select targets which we have already contacted, or will be contacting.

In addition, within the food industry, we continue to look for synergistic acquisition or joint venture partners that can benefit from our BreatheWay technology and channels of distribution, as well as from our expertise in post harvest physiology, sourcing, and processing.

7) How much of this year’s tax expense are you expecting to actually have to pay?

Because of the benefit of substantial net operating losses, primarily from the repurchase of subsidiary options, plus tax credit carry forwards, we are estimating that in fiscal year 2010 Landec will pay only 20% of our GAAP income tax expense in cash, for an effective cash tax rate of approximately 7%, resulting in the preservation of cash and a favorable impact on our cash balance.

8) How do the results by line of business for the three and six months ended November 29, 2009 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months ended 11/29/09	Three months ended 11/30/08	Six months ended 11/29/09	Six months ended 11/30/08
Revenues:
Apio Value Added(a)	$41,733	$37,314	$83,024	$80,316
Apio Packaging (b)	593	657	1,157	1,469
Technology Subtotal	42,326	37,971	84,181	81,785
Apio Trading (c)	17,074	18,355	34,776	44,651
Total Apio	59,400	56,326	118,957	126,436
Tech. Licensing (d)	1,533	1,712	2,918	3,354
Total Revenues	60,933	58,038	121,875	129,790

Gross Profit:
Apio Value Added	4,250	4,084	10,115	10,665
Apio Packaging	505	623	1,021	1,326
Technology Subtotal	4,755	4,707	11,136	11,991
Apio Trading	1,129	1,138	2,233	2,335
Total Apio	5,884	5,845	13,369	14,326
Tech. Licensing	1,533	1,712	2,918	3,354
Total Gross Profit	7,417	7,557	16,287	17,680

R&D:
Apio	307	322	601	673
Tech. Licensing	635	545	1,280	1,083
Total R&D	942	867	1,881	1,756

S,G&A:
Apio	3,048	3,136	6,111	6,636
Corporate	1,134	1,313	2,641	2,489
Total S,G&A	4,182	4,449	8,752	9,125

Other (e):
Apio	(67)	14	(219)	(28)
Corporate	(692)	(757)	(1,717)	(2,434)
Total Other	(759)	(743)	(1,936)	(2,462)

Net Income (Loss):
Apio	2,462	2,401	6,438	6,989
Tech. Licensing	898	1,167	1,638	2,271
Corporate	(1,826)	(2,070)	(4,358)	(4,923)
Net Income	$1,534	$1,498	$3,718	$4,337

a) Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP.

b) Apio Packaging includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

c) Apio's Trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

d) Included in Tech. Licensing are the Intellicoat license fees from Monsanto.

e) Included in Other are net interest income, non-operating income (expense) and income tax expense.

CONTACT:
Landec Corporation
Gregory S. Skinner, 650-261-3677
Vice President Finance and CFO
or
EAS & Associates
Liz Saghi, 805-967-0161